CORPORATE ACTION NOTICE

TERMINATION NOTICE

BNY MELLON

July 15, 2020

NOTICE TO HOLDERS OF AMERICAN DEPOSITARY SHARES ("ADSs") EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS ("ADRs") REPRESENTING DEPOSITED ORDINARY SHARES OF: SAMSON OIL AND GAS LIMITED ONE ADS REPRESENTS TWENTY ORDINARY SHARES CUSIP: 796043206 AND UNDERLYING ISIN: AU000000SSN0

As owners and beneficial owners of the above ADRs, you are hereby notified that The Bank of New York Mellon, as depositary (the "Depositary"), will terminate the Deposit Agreement, dated January 4, 2008, among Samson Oil and Gas Limited ("Samson Limited Gas"), the Depositary, and Owners and Holders of ADRs, the ("Deposit Agreement").

As a result, the existing ADR facility will be terminated effective at 5:00 PM (Eastern Time) on Friday, August 14, 2020.

Under the terms of the Deposit Agreement, you have until at least Tuesday, December 15, 2020 to surrender your Samson Oil and Gas Limited ADRs for delivery of the underlying shares.

PLEASE NOTE: The ordinary shares of Samson Oil and Gas were delisted from trading on The Australian Stock Exchange. Although the ordinary shares are still transferable, our local custodian has confirmed transfer of the shares will be completed via an "off market" transfer process. In order to complete delivery of the ordinary shares, you must supply the Depositary with your registration information for the ordinary shares.

Subsequent to Tuesday, December 15, 2020 under the terms of the Deposit Agreement, the Depositary may attempt to sell the underlying shares. Since the ordinary shares are currently delisted, BNY Mellon may be unable to sell any remaining ordinary shares. If the Depositary has sold such shares, you will be notified and sent separate instructions to surrender your ADRs to obtain payment of the sale proceeds.

Samson Oil and Gas Limited has agreed to pay the Depositary's cancellation fees on your behalf. Accordingly, no Depositary's cancellation fees will be charged if you surrender ADRs with the intention of withdrawing the underlying shares. You remain liable for any applicable taxes and government charges, brokerage, transfer or other fees or expenses.

To surrender your ADRs, the address of the Depositary is: The Bank of New York Mellon, 240 Greenwich Street, Depositary Receipts Division – 8th Floor, Attention: Cancellation Desk, New York, NY 10286. Registered or overnight mail is the suggested method of delivering DRs to the Depositary.

PLEASE SEE INVESTOR DISCLOSURE ON LAST PAGE.

To learn more about Depositary Receipts, please contact DRBrokerSolutions@bnymellon.com or visit our website at adrbnymellon.com.

DEPOSITARY RECEIPTS

BNY MELLON

This notice and the information and data provided herein are provided for general informational purposes only. BNY Mellon does not warrant or guarantee the accuracy, timeliness or completeness of any such information or data. BNY Mellon does not undertake any obligation to update or amend this notice or any information or data, and may change, update or amend this notice or any information or data at any time without prior notice.BNY Mellon provides no advice, recommendation or endorsement with respect to any company or securities. No information or data is intended to provide legal, tax, accounting, investment, financial, trading or other advice on any matter, and is not to be used as such. We expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon this notice or any information or data, including market value loss on the sale or purchase of securities or other instruments or obligations.Nothing herein shall be deemed to constitute an offer to sell or a solicitation of an offer to buy securities.BNY Mellon collects fees from DR holders pursuant to the terms and conditions of the DRS and any deposit agreement under which they are issued. From time to time, BNY Mellon may make payments to an issuer to reimburse and/or share revenue from the fees collected from DR holders, or waive fees and expenses to an issuer for services provided, generally related to costs and expenses arising out of establishment and maintenance of the DR program. BNY Mellon may pay a rebate to brokers in connection with unsponsored DR issuances; brokers may or may not disclose or pass back some or all of such rebate to the DR investor. BNY Mellon may also use brokers, dealers or other service providers that are affiliates and that may earn or share fees and commissions.BNY Mellon may execute DR foreign currency transactions itself or through its affiliates, or the Custodian or the underlying Company may execute foreign currency transactions and pay US dollars to BNY Mellon. In those instances where it executes DR foreign currency transactions itself or through its affiliates, BNY Mellon acts as principal counterparty and not as agent, advisor, broker or fiduciary. In such cases, BNY Mellon has no obligation to obtain the most favorable exchange rate, makes no representation that the rate is a favorable rate and will not be liable for any direct or indirect losses associated with the rate. BNY Mellon earns and retains revenue on its executed foreign currency transactions based on, among other things, the difference between the rate it assigns to the transaction and the rate that it pays and receives for purchases and sales of currencies when buying or selling foreign currency for its own account. The methodology used by BNY Mellon to determine DR conversion rates is available to registered Owners upon request or can be accessed at https://vvww.adrbnymellon.com/us/en/news-andpublications/drissuers/drs foreign exchange pricing disclosure.pdf.In those instances where BNY Mellon's Custodian executes DR foreign currency transactions, the Custodian has no obligation to obtain the most favorable exchange rate or to ensure that the method by which the rate will be determined will be the most favorable rate, and BNY Mellon makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, BNY Mellon may receive dividends and other distributions from an issuer of securities underlying DRS in U.S. dollars rather than in a foreign currency. In such cases, BNY Mellon will not engage in or be responsible for any foreign currency transactions and it makes no representation that the rate obtained by an issuer is the most favorable rate and it will not be liable for any direct or indirect losses associated with the rate.This notice or any excerpt of this notice may not be copied or reproduced without the prior express written consent of BNY Mellon.BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: 8K).BNY Mellon's name, brand and/or trademarks may not be used, copied or reproduced without the prior express written consent of BNY Mellon.DEPOSITARY RECEIPTS ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY, ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, AND ARE NOT GUARANTEED BY, BNY MELLON AND ARE SUBJECT TO INVESTMENT RISKS INCLUDING POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED.